Exhibit 5.1

Flagstone Reinsurance Holdings S.A.
37 Val St André
L-1128
Luxembourg
Grand Duchy of Luxembourg

19 May 2010

Dear Sirs

FLAGSTONE REINSURANCE HOLDINGS, S.A., FORM S-8, PERFORMANCE SHARE UNIT PLAN, (AS AMENDED) AND RESTRICTED SHARE UNIT PLAN, (AS AMENDED)

1.	INTRODUCTION

We have been requested by you, Flagstone Reinsurance Holdings S.A., a company organised and existing in accordance with the laws of Luxembourg with registered office at 37 Val St André, L-1128 Luxembourg, Grand Duchy of Luxembourg (the “Company”) to provide a legal opinion on whether the shares of the Company that are to be issued pursuant to the Plans will be validly Issued, Fully Paid Up and Non-Assessable Shares in the Company pursuant to Luxembourg Law.

It is proposed that this opinion is to be annexed to the Post- Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-153348) (the “Amendment”), which Amendment is proposed to be filed with the U.S. SEC on 19 May 2010.

We are instructed that the Company is listed on the Bermuda Stock Exchange and the NYSE and that as part of the process of registration of the Shares which may in the future be issued under the Plans on the NYSE, the Company is required to file the Amendment with the SEC. This opinion forms part of the Amendment.

2.	DEFINITIONS

2.1	For the purposes of this opinion, capitalised terms shall have the following meanings unless specified otherwise:

2.1.1	“Articles” means the Articles of Incorporation of the Company in their form as of 17 May 2010;

2.1.2	“Company Law” means the Luxembourg Law of 10 August 1915 on commercial companies as amended;

2.1.3	“Fully Paid Up” means that all of the monies due to the Company for issuing the applicable shares, has been paid in full by the applicable shareholders to the Company;

2.1.4
“Issued” means that the required authorisation and delivery of the shares in the Company to the general public who have subscribed for shares in the Company and which subscriptions have been accepted by the Company has taken place;

2.1.5	“Luxembourg Law” means the laws of the Grand Duchy of Luxembourg, as such laws exist at the date of this opinion.

2.1.6	“Non-Assessable Share” means a share in the Company on which share the Company is not entitled to make requests for additional funds from the shareholder for further investment;

2.1.7	“NYSE” means the New York Stock Exchange;

2.1.8	“Person” means any natural or legal person;

2.1.9	“Plans” means the PSU Plan and the RSU Plan;

2.1.10	“PSU Plan” means the Flagstone Reinsurance Holdings S.A. Performance Share Unit Plan, as amended and restated on 17 May 2010;

2.1.11	“RSU Plan” means the Flagstone Reinsurance Holdings S.A. Restricted Share Unit Plan, as amended and restated on 17 May 2010;

2.1.12	“SEC” means the United States Securities and Exchange Commission; and

2.1.13	“Share” means a share in the share capital of the Company subject to the rights and obligations as set out in the Articles;

2.1.14	“Shareholders Register” means the register of shareholders that the Company is obliged to maintain pursuant to the provisions of Article 39 of the Company Law.

3.	OPINION

3.1
Based on the assumptions set out below, and in reliance thereon, and subject to any qualifications, assumptions and exceptions set out more fully in this opinion, we are of the opinion that each Share when Issued and paid for in accordance with the terms and conditions of the applicable Plan, the Articles and Luxembourg Law and noted in the Shareholders Register of the Company, will constitute a validly Issued, Fully Paid Up and Non-Assessable Share in the Company pursuant to Luxembourg Law.

4.	ASSUMPTIONS

4.1	The confirmations and opinions contained in paragraph 3 are made on the following assumptions:

4.1.1	That all factual matters and statements relied upon or assumed herein are true and complete;

4.1.2
That the execution by the Company of the Plans and the terms of the Plans do not breach any laws of any applicable country in which the Company operates and in addition does not breach any requirements or rules of the NYSE or the SEC;

4.1.3	That no procedure has been introduced and/or injunction notified to the Company, which would restrain or affect the performance of any Person under the Plans;

4.1.4
That the Plans have been validly executed and authorised by all necessary corporate actions of the Company, shareholders of the Company and any other applicable Persons as is required by the Articles and Luxembourg Law;

4.1.5	That the copies of the Plans submitted to us are genuine, correct and conform to the originals of such executed Plans;

4.1.6	That the Company is duly organised and validly existing under the laws of Luxembourg;

4.1.7
That all requirements and conditions under Luxembourg Law and any of the requirements of the SEC or other requirements relating to the Company’s listing on the NYSE or any other Stock Exchange, have been duly complied with at the date of this opinion and the Company is validly organised and existing in Luxembourg and is listed on the NYSE and Bermuda Stock Exchange;

4.1.8	That the Company will have the full corporate power and authority to issue Shares pursuant to the Plans;

4.1.9
The Company will file all notices, reports, documents or other information required to be filed by it pursuant to Luxembourg Law and as required by the SEC, the NYSE and Bermuda Stock Exchange and the Company will obtain all authorisations, approvals, orders, consents, licences, certificates, permits, registrations or qualifications required to be obtained under, and will otherwise comply with all of the requirements of Luxembourg Law, the SEC and the NYSE in connection with the issue of Shares pursuant to the Plans;

4.1.10
No bankruptcy, reorganisation, liquidation or similar proceedings will be or are currently initiated or pending as against the Company as at the date of this opinion or at the date of any issue of Shares pursuant to the applicable Plan.

5.	GENERAL

5.1
We undertake no responsibility to notify the addressee of this opinion of any change in the Luxembourg Law or its construction, interpretation or application after the date of this opinion, or of any change of circumstances occurring after the date of this opinion affecting the Company which may have a bearing on this opinion.

5.2
This opinion relates only to Luxembourg Law as same is in force and is construed as at the date of this opinion by published court precedents.  This opinion is given on the basis that it will be governed by and construed in accordance with Luxembourg Law and on the basis that the Luxembourg Courts shall have the exclusive jurisdiction in regards to any disputes hereon. For the purposes of this opinion, Luxembourg legal concepts are translated into English language terms and are not used in their original French language form as used in Luxembourg Law.  The concepts concerned may not be identical to the concepts described by the same English language terms as they exist under the laws of other jurisdictions and therefore this opinion may only be relied upon under the express condition that any proceedings brought arising here from be conducted in French.

5.3
We neither express nor imply any view, opinion or confirmation on and/or in respect of the laws of any jurisdiction other than Luxembourg, and have made no investigation of any other law (including the laws of the United States of America and/or the State of New York) which may be relevant to any of the opinions herein contained, nor do we give any view, opinion or confirmation on and/or in respect of any of the rules of the NYSE or the SEC. No opinion is given on tax, anti-trust, competition or any other matters not expressly covered in this opinion. No investigation as to the accuracy of facts provided has been made.

5.4
This opinion is for the sole benefit of the addressee hereof, in relation to the subject matter referred to in the above paragraphs, and may not be relied upon by any other person without the prior written consent of M Partners.

5.5
We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Amendment. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

M Partners